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                                                                       EXHIBIT A


                                                               EXECUTION VERSION







                          SECURITIES PURCHASE AGREEMENT

                           DATED AS OF MARCH 31, 2000

                                  BY AND AMONG

                           PRIDE INTERNATIONAL, INC.,


                          FIRST RESERVE FUND VIII, L.P.

                                       AND

                            TWIN OAKS FINANCIAL LTD.



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                                TABLE OF CONTENTS

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                              ARTICLE I DEFINITIONS

Section 1.1 DEFINITIONS .............................................    1
            "Affiliate" .............................................    1
            "Agreement" .............................................    1
            "Annual Report" .........................................    1
            "Average Market Price" ..................................    1
            "Beneficial Owner" ......................................    1
            "Business Combination" ..................................    1
            "Business Combination Date" .............................    2
            "Call Notice" ...........................................    2
            "Call Right" ............................................    2
            "Closing" ...............................................    2
            "Closing Date" ..........................................    2
            "Commission" ............................................    2
            "Common Stock" ..........................................    2
            "Company" ...............................................    3
            "Company Indemnified Party" .............................    3
            "Continuing Directors" ..................................    3
            "Contracts" .............................................    3
            "Costs" .................................................    3
            "Dispute" ...............................................    3
            "Environmental Claims" ..................................    3
            "Environmental Laws" ....................................    3
            "Exchange Act" ..........................................    3
            "First Reserve Group" ...................................    3
            "GAAP" ..................................................    3
            "Group" .................................................    3
            "Governmental Authority" ................................    3
            "Incorporated Documents" ................................    3
            "Indemnified Party" .....................................    3
            "Indemnifying Party" ....................................    3
            "Intermediary" ..........................................    3
            "Liens" .................................................    3
            "Loss" and "Losses" .....................................    3
            "Material Adverse Change" ...............................    4
            "Material Adverse Effect" ...............................    4
            "Materials of Environmental Concern" ....................    4
            "Own Company Securities" ................................    4
            "Permits" ...............................................    4
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
            "Person" ................................................    4
            "Prospectus" ............................................    4
            "Purchase Price" ........................................    4
            "Purchaser" .............................................    4
            "Purchaser Indemnified Party" ...........................    4
            "Put Date" ..............................................    4
            "Put Notice" ............................................    4
            "Put Payment" ...........................................    4
            "Put Right" .............................................    5
            "Registration Statement" ................................    5
            "SEC Reports" ...........................................    5
            "Securities Act" ........................................    5
            "Sellers" ...............................................    5
            "Shareholder Approval Date" .............................    5
            "Shareholders Agreement" ................................    5
            "Shares" ................................................    5
            "Subsidiary" ............................................    5
            "Trading Date" ..........................................    5
            "Transactions" ..........................................    5
            "Twin"...................................................    5
Section 1.2 OTHER DEFINITIONS .......................................    5
Section 1.3 CONSTRUCTION ............................................    6

                ARTICLE II ISSUANCE AND PURCHASE OF COMMON STOCK

Section 2.1 ISSUANCE AND PURCHASE OF COMMON STOCK ...................    6
Section 2.2 THE CLOSING .............................................    6
Section 2.3 PUT RIGHTS ..............................................    6
Section 2.4 CALL RIGHTS .............................................    7




            ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1 ORGANIZATION ............................................    7
Section 3.2 CAPITALIZATION ..........................................    8
Section 3.3 POWER AND AUTHORITY; ENFORCEABILITY .....................    8
Section 3.4 CONSENTS AND APPROVALS ..................................    9
Section 3.5 COMMISSION REPORTS ......................................   10
Section 3.6 FINANCIAL STATEMENTS.....................................   10
Section 3.7 LITIGATION ..............................................   11
Section 3.8 INTELLECTUAL PROPERTY ...................................   11
Section 3.9 PERMITS .................................................   11
Section 3.10 NO ADVERSE CHANGE; ABSENCE OF LIABILITIES ..............   12
Section 3.11 TAX RETURNS ............................................   12
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
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Section 3.12 PROPERTIES AND CONTRACTS .................................   12
Section 3.13 ENVIRONMENTAL MATTERS ....................................   12
Section 3.14 LABOR MATTERS ............................................   13
Section 3.15 INSURANCE ................................................   13
Section 3.16 NO INVESTMENT COMPANY ....................................   13
Section 3.17 REGISTRATION RIGHTS; PUT RIGHTS ..........................   13
Section 3.18 NO INTEGRATION ...........................................   13
Section 3.19 NO REGISTRATION ..........................................   14
Section 3.20 BROKER'S OR FINDER'S COMMISSIONS .........................   14
Section 3.21 USE OF PROCEEDS; MARGIN REGULATIONS ......................   14
Section 3.22 NO ILLEGAL OR IMPROPER TRANSACTIONS ......................   14
Section 3.23 COMPLETENESS OF INFORMATION; ABSENCE OF MISSTATEMENTS AND
             OMISSIONS ................................................   14
Section 3.24 SOLVENCY .................................................   15

             ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 4.1 AUTHORITY .................................................   15
Section 4.2 CONSENTS AND APPROVAL; NO VIOLATION .......................   15
Section 4.3 SECURITIES LAWS ...........................................   16
Section 4.4 BROKER'S OR FINDER'S COMMISSIONS ..........................   16

                              ARTICLE V COVENANTS


Section 5.1 USE OF PROCEEDS ...........................................   16
Section 5.2 CORPORATE EXISTENCE .......................................   16
Section 5.3 COMPLIANCE WITH LAWS ......................................   16
Section 5.4 MAINTENANCE OF PROPERTIES AND PERMITS .....................   17
Section 5.5 ACCESS TO INFORMATION .....................................   17
Section 5.6 SEC FILINGS ...............................................   17
Section 5.7 APPROPRIATE ACTION; CONSENTS; FILINGS .....................   18
Section 5.8 CONDUCT OF BUSINESS PENDING CLOSING .......................   18
Section 5.9 NO IMPAIRMENT .............................................   19
Section 5.10 RECOMMENDATION TO SHAREHOLDERS ...........................   19
Section 5.11 NO SENIOR PUT RIGHTS .....................................   19


                       ARTICLE VI PURCHASER'S CONDITIONS

Section 6.1 REPRESENTATIONS AND COVENANTS .............................   19
Section 6.2 SHAREHOLDERS AGREEMENT ....................................   20
Section 6.3 COMPANY CAUSED MATERIAL ADVERSE CHANGE ....................   20
Section 6.4 REQUIRED CONSENTS, APPROVALS AND FILINGS ..................   20
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Section 6.5 NEW YORK STOCK EXCHANGE APPROVAL ..........................   20
Section 6.6 PAYMENTS ..................................................   20
Section 6.7 OPINIONS OF COUNSEL .......................................   20
Section 6.8 ADDITIONAL DOCUMENTS ......................................   20

                        ARTICLE VII COMPANY'S CONDITIONS

Section 7.1 REPRESENTATIONS AND COVENANTS .............................   20
Section 7.2 SHAREHOLDERS AGREEMENT ....................................   21
Section 7.3 REQUIRED CONSENTS AND APPROVALS ...........................   21

                 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER

Section 8.1 TERMINATION ...............................................   21
Section 8.2 SURVIVAL; FAILURE TO CLOSE ................................   21

                           ARTICLE IX OTHER PROVISIONS

Section 9.1 BROKERAGE FEES AND COMMISSIONS ............................   21
Section 9.2 PUBLIC ANNOUNCEMENTS ......................................   22

                            ARTICLE X INDEMNIFICATION


Section 10.1 INDEMNIFICATION BY THE COMPANY ...........................   22
Section 10.2 INDEMNIFICATION BY THE PURCHASER .........................   22
Section 10.3 INDEMNIFICATION PROCEDURES ...............................   22
Section 10.4 TERMINATION ..............................................   23

                            ARTICLE XI MISCELLANEOUS


Section 11.1 DISPUTE RESOLUTION .......................................   24
Section 11.2 ENTIRE AGREEMENT .........................................   26
Section 11.3 NOTICES ..................................................   27
Section 11.4 GOVERNING LAW ............................................   27
Section 11.5 SEVERABILITY .............................................   28
Section 11.6 EXPENSES .................................................   28
Section 11.7 DESCRIPTIVE HEADINGS .....................................   28
Section 11.8 COUNTERPARTS .............................................   28
Section 11.9 ASSIGNMENT ...............................................   28
Section 11.10 AMENDMENTS; WAIVERS .....................................   28
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           EXHIBIT A FIRST AMENDED AND RESTATED SHAREHOLDERS AGREEMENT



                 EXHIBIT B FORM OF OPINION OF BAKER BOTTS L.L.P.



          EXHIBIT C FORM OF OPINION OF SHER GARNER CAHILL RICHTER KLEIN
                           MCALISTER & HILBERT, L.L.P.




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                          SECURITIES PURCHASE AGREEMENT


         This Securities Purchase Agreement ("Agreement") is made and entered into as of the 31st of March, 2000, by and among Pride International, Inc., a Louisiana corporation (the "Company"), Twin Oaks Financial Ltd., a British
Virgin Islands corporation and a wholly-owned subsidiary of the Company ("Twin";
and together with the Company, the "Sellers"), and First Reserve Fund VIII, L.P., a Delaware limited partnership (the "Purchaser").

         WHEREAS, subject to the terms and conditions of this Agreement, the Company is desirous of receiving additional investment, and the Purchaser is desirous of making an additional investment in the Company;

         NOW, THEREFORE, the Company and the Purchaser agree as follows:


                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 DEFINITIONS. As used in this Agreement, the following terms have the meanings indicated:

         "Affiliate" and the terms contained in the definition thereof which are themselves defined terms shall have the respective meanings given to such terms in Rule 405 under the Securities Act.

         "Agreement" has the meaning ascribed to such term in the first paragraph hereof.

         "Annual Report" means the Annual Report on Form 10-K for the Year Ended
December 31, 1998 of the Company, or, from and after the date of its filing, the Annual Report on Form 10-K for the Year Ended December 31, 1999.

         "Average Market Price" means, for a given security, the average Market
Price for such security for the twenty Trading Day period ending on and including the Trading Day prior to the date of determination.

         "Beneficial Owner" is defined in Rules 13d-3 and 13d-5 of the Exchange
Act, but without taking into account any contractual restrictions or limitations on voting or other rights.

         "Business Combination" means (i) any consolidation, merger, share exchange or similar business combination transaction involving the Company or Twin with any Person, (ii) any Change of Control Stock Event, (iii) the sale, assignment, conveyance, transfer, lease or other disposition by the Company or Twin of all or substantially all of its assets or (iv) the Company shall cease to own and control, of record and beneficially, 100% of each class of outstanding stock of Twin. For

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purposes of this definition, "Change of Control Stock Event" means any issuance by the Company or Twin, in a single transaction or series of related transactions, of their respective shares of common stock or Common Stock
Equivalents in connection with the acquisition of assets (including cash) or securities by the Company or a Subsidiary of the Company (including by way of a merger of a Subsidiary of the Company with or into a Person) or any purchase
(whether on the open market, by consent or otherwise) of shares of common stock of the Company or a Subsidiary, except where (i) the shareholders of the Company or Twin immediately prior to such issuance or purchase own (in substantially the same proportion relative to each other as such shareholders owned the common stock or voting stock of the Company or Twin, as the case may be, immediately prior to such consummation) (x) more than 50% of the voting stock of the Company or Twin, as the case may be, immediately after such issuance, and (y) more than 50% of the outstanding common stock of the Company or Twin, as the case may be, immediately after such issuance or purchase, (ii) the members of the Board of Directors (the "Board") of the Company or Twin, as the case may be, immediately after entering into the agreement relating to such issuance or purchase (or if no such agreement is entered into, then immediately after such issuance or purchase) consist of a majority of Continuing Directors and (iii) no Person or Group of Persons immediately after such issuance or purchase is the Beneficial
Owner of 35% or more of the total outstanding voting stock (calculated based on the total number of outstanding voting stock prior to the date of such issuance or purchase) of the Company or Twin, as the case may be, or common stock. In calculating the percentage of the voting stock of the Company or Twin owned by the shareholders of the Company or Twin, as the case may be, immediately prior to an issuance or purchase of common stock or Common Stock
Equivalents in which there is more than one class or series of voting stock, the percentage of the voting stock shall be calculated based on the number of votes eligible to be cast in the election of the directors of the Company or Twin, generally. In calculating the percentages of voting stock and common stock owned by a shareholder for purposes of this definition, such calculation shall be calculated on a basis assuming the exercise or conversion in full of all Common
Stock Equivalents and on a basis disregarding all Common Stock Equivalents, and the percentage which results in the lower percentage owned by such shareholder shall apply in the application of clause (i) above.

         "Business Combination Date" means the earlier of (i) the date the Company or Twin announces that it has agreed to a transaction that, upon consummation thereof, would result in a Business Combination or (ii) the date a Business Combination of the Company or Twin occurs.

         "Call Notice" has the meaning ascribed to such term in Section 2.4.

         "Call Right" has the meaning ascribed to such term in Section 2.4.

         "Closing" has the meaning ascribed to such term in Section 2.2.

         "Closing Date" has the meaning ascribed to such term in Section 2.2.

         "Commission" has the meaning ascribed to such term in Section 3.5.

         "Common Stock" means the common stock, no par value, of the Company.



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         "Company" has the meaning ascribed to such term in the first paragraph hereof

         "Company Indemnified Party" has the meaning ascribed to such term in
Section 10.2.

         "Continuing Directors" means (a) the directors of the Company on the Closing Date and (b) each other director if (a) in each case, such other director's nomination for election to the board of director's of the Company is recommended by at least two-thirds of the then Continuing Directors.

         "Contracts" means any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which the Company, Twin or any of their respective Subsidiaries is a party or to which their respective properties or assets are subject.

         "Costs" has the meaning ascribed to such term in Section 11.6.

         "Dispute" has the meaning ascribed to such term in Section 11.1.

         "Environmental Claims" has the meaning ascribed to such term in
Section 3.13.

         "Environmental Laws" has the meaning ascribed to such term in
Section 3.13.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "First Reserve Group" shall have the meaning set forth in the Shareholders Agreement.

         "GAAP" has the meaning ascribed to such term in Section 3.6.

         "Group" means a group as contemplated by Section 13(d)(3) of the Exchange Act.

         "Governmental Authority" means the United States, any foreign country, province, state, county, city or other political subdivision, government corporation, agency or instrumentality of any thereof.

         "Incorporated Documents" means all exhibits, appendices and annexes included with or incorporated by reference in any of the SEC Reports.

         "Indemnified Party" has the meaning ascribed to such term in
Section 10.3.

         "Indemnifying Party" has the meaning ascribed to such term in
Section 10.3.

         "Intermediary" has the meaning ascribed to such term in Section 9.1.

         "Liens" has the meaning ascribed to such term in Section 3.2.

         "Loss" and "Losses" have the meaning ascribed to such terms in
Section 10.1.



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         "Material Adverse Change" has the meaning ascribed to such term in
Section 3.10.

         "Material Adverse Effect" means any event or condition which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the general affairs, management, business, condition
(financial or otherwise), prospects or results of operations of the Company and the Subsidiaries, taken as a whole.

         "Materials of Environmental Concern" has the meaning ascribed to such term in Section 3.13.

         "Own Company Securities" means from and after the first date upon which the aggregate amount invested by the Purchaser in the Common Stock and/or the preferred stock of the Company and any other securities that are convertible into or exchangeable for Common Stock of the Company equals or exceeds $50 million (regardless of whether, as a result of share repurchases, dividends or otherwise, the Purchaser's investment in the Company subsequently becomes less than $50 million); provided, however, the Purchaser shall not be deemed to "Own
Company Securities" after the date (after such date on which the First Reserve
Group is first deemed to Own Company Securities) that its aggregate direct or indirect beneficial ownership of capital stock of the Company constitutes or would be convertible into or exchangeable for less than 5% of the then outstanding shares of Common Stock.

         "Permits" means any licenses, permits, certificates, consents, orders, approvals and other authorizations from, and all declarations and filings with, all federal, state, local and other Governmental Authorities, all self-regulatory organizations and all courts and other tribunals presently required or necessary to own or lease, as the case may be, and to operate the properties of the Company, Twin and the Subsidiaries and to carry on the business of the Company, Twin and the Subsidiaries as now or proposed to be conducted as set forth in the SEC Reports.

         "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, limited liability company, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

         "Prospectus" means the prospectus contained in the Registration
Statement in the form filed with the Commission pursuant to Rule 424 under the Securities Act.

         "Purchase Price" has the meaning ascribed to such term in Section 2.1.

         "Purchaser" has the meaning ascribed to such terms in the first paragraph hereof.

         "Purchaser Indemnified Party" has the meaning ascribed to such term in
Section 10.1.

         "Put Date" means the date the Purchaser exercises its Put Right.

         "Put Notice" has the meaning ascribed to such term in Section 2.3.

         "Put Payment" has the meaning ascribed to such term in Section 2.3.



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         "Put Right" has the meaning ascribed to such term in Section 2.3.

         "Registration Statement" means the Company's Registration Statement on
Form S-3 (file No. 333-44925), filed by the Company under the Securities Act in the form declared effective by the Commission on March 23, 1998.

         "SEC Reports" means the Registration Statement, the Annual Report, the
Company's Quarterly Report on Form l0-Q for the Quarter ended September 30,
1999, the definitive Proxy Statement dated April 27, 1999 for the Annual Meeting of Stockholders to be held on May 25, 1999 and each other document, report or filing made by the Company, Twin and any of its Subsidiaries since March 23, 1998 to and including the Closing Date with the Commission, including, in each instance, all Incorporated Documents.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Sellers" has the meaning ascribed to such term in the first paragraph.

         "Shareholder Approval Date" means the date the shareholders of the Company adopt the resolution approving the issuance of the Common Stock to the Purchaser as set forth herein.

         "Shareholders Agreement" means the First Amended and Restated
Shareholders Agreement in the form attached hereto as Exhibit A, as the same may be further amended or restated from time to time.

         "Shares" has the meaning ascribed to such term in Section 2.1.

         "Subsidiary" means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity. Such term shall also refer to any other partnership, limited partnership, limited liability company, joint venture, trust, or other business entity in which such entity has a material interest.

         "Trading Date" means a day on which the principal market with respect to the security in question is regularly scheduled to be open for trading, or if there is not such principal market, then a day on which the New York Stock
Exchange is regularly scheduled to be open for trading.

         "Transactions" means the issuance and sale of the Shares to the Purchaser, the other transactions contemplated by this Agreement and the Shareholders Agreement.

         "Twin" has the meaning ascribed to such term in the first paragraph.


         Section 1.2 OTHER DEFINITIONS. Other terms defined in this Agreement have the meanings so given them.




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         Section 1.3 CONSTRUCTION. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter, and the singular shall include the plural, and vice versa. Except as specified otherwise, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to exhibits are to Exhibits attached to this Agreement, each of which is made apart of this Agreement for all purposes. The word "including" shall mean "including, without limitation"
unless the context otherwise requires.

                                   ARTICLE II
                      ISSUANCE AND PURCHASE OF COMMON STOCK

         Section 2.1 ISSUANCE AND PURCHASE OF COMMON STOCK. (a) Subject to the terms and conditions of this Agreement, the Company agrees to (i) issue and sell to the Purchaser (or to another member of the First Reserve Group designated by the Purchaser), in such proportion as the Purchaser shall designate prior to the Closing Date, and the Purchaser (or such other member of the First Reserve
Group) agrees to subscribe for and purchase from the Company, Four Million Five
Hundred Thousand (4,500,000) shares of Common Stock of the Company at a purchase price of $16.00 per share (the number of shares of Common Stock so delivered being referred to herein as the "Shares").

                  (b) The aggregate purchase price for the Shares (the "Purchase
Price") shall be payable at the Closing by delivery by the Purchaser to the Company of immediately available funds in the amount of $72,000,000.

                 (c) Prior to the Shareholder Approval Date, (i) the holder of the Shares shall not be permitted to vote the Shares on any matter for which shareholder approval is sought, and (ii) the Purchaser shall not, and shall cause each other member of the First Reserve Group that it controls not to, directly or indirectly, sell, transfer beneficial ownership of, pledge, hypothecate or otherwise dispose of any Shares; provided however, prior to and after the Shareholder Approval Date, subject to applicable law and the Shareholder Agreement, the Shares shall have all the rights as any Common Stock of the Company, except as set forth in this Section 2.1(c).

         Section 2.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the issuance and purchase of the Shares shall take place at a closing
(the "Closing") to be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin
Street, 23rd Floor, Houston, Texas, at 10:00 a.m. (Central time) on the day following the satisfaction of the conditions to purchase, but not later than March 31, 2000, or such other date as may be agreed by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date." On the Closing Date, the Company will deliver, or cause to be delivered, certificates representing the validly issued, fully paid and nonassessable Shares upon receipt of the Purchase Price therefor by wire transfer of immediately available funds to an account designated by the Company, or by such other method as is mutually agreed to by the Purchaser and the Company. Certificates evidencing the Shares shall bear appropriate restrictive legends deemed necessary by the Company to comply with applicable securities laws.

         Section 2.3 PUT RIGHTS. At any time, and from time to time, prior to the Shareholder Approval Date but in no event prior to the earlier of (a) the first anniversary of the Issue Date and (b) a Business Combination Date, the Purchaser may elect to sell to Twin by notifying Twin in writing (the "Put
Notice"), and upon such election Twin will be required to purchase from the Purchaser all




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(but not less than all) of the Shares (the "Put Right") for a cash price per
Share equal to the Average Market Price of the Common Stock, calculated with the date of determination being the day immediately following the tenth Trading Day after the Purchaser delivers the Put Notice to Twin. Twin shall make any such redemption payment (the "Put Payment") by wire transfer to an account specified by the Purchaser on the thirtieth day following receipt of the Put Notice. The
Purchaser's Put Rights shall terminate on the Shareholder Approval Date.

         Section 2.4 CALL RIGHTS. (a) If the Board of the Company submits and recommends to the shareholders of the Company adoption of resolutions approving the issuance and purchase of the Common Stock by the Purchaser as specified herein and the shareholders affirmatively fail to adopt such resolutions, then, at any time during the 30 day period beginning on the 190th day after the Closing Date, Twin may elect to purchase from the Purchaser by notifying the Purchaser in writing (the "Call Notice"), and upon such election the Purchaser will be required to sell to Twin (the "Call Right") all (but not less than all) of the Shares for a cash price per share equal to the greater of (i) the Average
Market Price of the Common Stock, calculated with the date of determination being the day immediately following the tenth Trading Day after Twin delivers the Call Notice to the Purchaser, and (ii) $16 (as adjusted for stock splits, stock dividends and recapitalization); provided that, the full cumulative dividends shall have been paid or declared and set apart for payment upon all Shares for all past dividend periods. Twin shall make any such redemption payment by wire transfer to an account specified by Purchaser on the first
Business Day following the expiration of the 30th day after the Purchaser receives the Call Notice; provided, that if subsequent to receiving such payment
Purchaser shall become entitled to additional consideration pursuant to the proviso to the first sentence of this Section 2.4, then the Company shall promptly (but in any event within five business days) make payment of such additional consideration to Purchaser. The Company's Call Right under this
Section 2.4 shall terminate on the Shareholder Approval Date.

         (b) If Twin exercises its Call Right pursuant to Section 2.4(a), the
Purchaser or any other member of the First Reserve Group may purchase common stock of the Company in the open market, any equity offering of the Company, or otherwise up to the same number of shares purchased pursuant to the execution of the Call Right.



                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company and Twin jointly and severally represent and warrant to the Purchaser as follows:

         Section 3.1 ORGANIZATION. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to own its properties and conduct its business as now conducted and as described in the Annual Report; each of the Company and the Subsidiaries is



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



duly qualified to do business and is in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

         Section 3.2 CAPITALIZATION. (a) As of the Closing Date, the Company will have the authorized, issued and outstanding capitalization set forth in the SEC Reports (other than any changes due to the exercise of outstanding stock options or to the conversion of convertible indebtedness). Except as disclosed in the SEC Reports, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations, or (iii) obligations of the Company to issue any shares of capital stock, any such convertible or exchangeable securities or obligations, or any such warrants, rights or options; all offers and sales of the Company's capital stock by the Company prior to the date hereof were at all relevant times duly registered under the Securities Act or exempt from the registration requirements of the Securities Act and were duly registered or the subject of an available exemption from the registration requirements of the applicable state securities or Blue Sky laws; the capital stock of the Company, including the Common Stock, conforms in all material respects to all statements relating thereto in the Prospectus and the Registration Statement. All of the outstanding shares of capital stock of the Company and each of the Subsidiaries have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable and were not and will not be issued in violation of any preemptive or similar rights and are owned directly or indirectly by the Company, subject to such minimum minority ownership interests in the non-U.S. Subsidiaries as may be required under applicable law; except as set forth in the Prospectus and the SEC Reports and except for liens granted in favor of the lenders under the Company's credit facility and lenders to the Subsidiaries, all of the outstanding shares of capital stock of the Subsidiaries will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability ("Liens") (other than those imposed by the Securities Act and the securities or "Blue Sky" laws of certain jurisdictions).
There are no outstanding subscriptions, rights, warrants, options, calls, convertible or exchangeable securities, commitments of sale, or Liens related to or entitling any person to purchase or otherwise to acquire any shares of the capital stock of, or other ownership interests in, any Subsidiary.

               (b) Upon receipt by the Company of the Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and non-assessable. At the Closing, the Shares shall have been duly authorized for issuance by all requisite corporate and other action and shall have been approved and on the Shareholder Approval Date, listed for trading on the New York Stock Exchange.

               (c) All of the outstanding capital stock of Twin is owned beneficially and of record by the Company. Twin is a Subsidiary of the Company.

         Section 3.3 POWER AND AUTHORITY; ENFORCEABILITY. (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to engage in and perform the Transactions.
This Agreement and the Transactions have been duly and validly authorized by the Company and, when executed and delivered in accordance with its terms (assuming the due authorization, execution and delivery by the Purchaser), this Agreement will have been duly executed and delivered and will constitute a valid and legally binding agreement






                                       8

of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law)

               (b) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Shareholders Agreement. The Shareholders Agreement has been duly and validly authorized by the Company and, when executed and delivered by the Company (assuming due authorization, execution and delivery by the Purchaser), will have been duly executed and delivered and will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

         Section 3.4 CONSENTS AND APPROVALS. (a) The execution and delivery of this Agreement, the Shareholders Agreement, the issuance and sale of the Shares, the performance of this Agreement, the Shareholders Agreement, and the consummation of the transactions contemplated hereby and thereby will not require any consent, approval, authorization or other order of any court, or other Governmental Authority (except for such consents as have been obtained and except as such may be required under the securities or Blue Sky laws of the various states) and will not conflict with, result in a breach of or violate any of the terms or provisions of, or constitute a default or cause an acceleration of any obligation under, (i) the charter or bylaws of the Company or any Subsidiary, (ii) any bond, note, debenture or other evidence of indebtedness or any indenture, mortgage, deed of trust or other contract, lease or other instrument to which the Company or any Subsidiary is a party or by which any of them is bound, or to which any of the property or assets of the Company or any Subsidiary is subject, which could reasonably be expected to have a Material Adverse Effect, (iii) any Permit or statute, judgment, decree, order, rule or regulation of any court or governmental agency or body applicable to the Company, the Subsidiaries or any of their respective properties or assets, or
(iv) subject to the accuracy of Purchaser's representations and warranties herein, violate or conflict with any applicable foreign, Federal, state or local law, rule, administrative regulation or ordinance or administrative or court decree applicable to the Company or any Subsidiary or any of their respective properties.

               (b) Neither the Company nor any Subsidiary is in violation of or in default under (i) its charter or bylaws or (ii) any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust or other contract, lease or other instrument to which it is a party or by which it is bound, or to which any of its property or assets is subject, which could reasonably be expected to have a Material Adverse Effect. No contract or other document of a character required to be described in the SEC Reports or to be filed as an exhibit to the SEC Reports is not so described or filed as required.

               (c) The Board of Directors of the Company has taken all action required to be taken by it in order to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state, including, without limitation, the State of Louisiana, and as a result, any requirements of such antitakeover laws and regulations are inapplicable to this Agreement and the Transactions.

         Section 3.5 COMMISSION REPORTS. The Company has made all filings required to be made by it with the Securities and Exchange Commission (the "Commission") pursuant to Sections 12, 13, 14 and 15 of the Exchange Act. All of such filings, and all filings made by the Company with the Commission pursuant to such sections, rules and regulations although not required to be made, complied in all material respects, as to both form and content, with all applicable requirements of the Securities Act or the Exchange Act and the rules and regulations thereunder, as applicable, and, at the time of filing, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Prospectus, the SEC Reports and the Incorporated Documents heretofore filed were filed in a timely manner and, when they were filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects, as to both form and content, to the requirements of the Securities Act or Exchange Act, as applicable; and any further SEC Reports and Incorporated Documents filed prior to the Closing will, when so filed, be filed in a timely manner and conform in all material respects, as to both farm and content, to the requirements of the Exchange Act.

         Section 3.6 FINANCIAL STATEMENTS. (a) PricewaterhouseCoopers LLP, the firm of accountants that has certified the applicable consolidated financial statements and supporting schedules of the Company filed with the Commission as part of or incorporated by reference in the SEC Reports, are independent public accountants with respect to the Company and the Subsidiaries, as required by the Securities Act and the Exchange Act. Ernst & Young Audit, Price Waterhouse and Pistrelli, Diaz & Associados are independent public accountants with respect to certain Subsidiaries of the Company. The consolidated financial statements, together with related schedules and notes, set forth or incorporated by reference in the SEC Reports comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Such financial statements fairly present the consolidated financial position of the Company and the Subsidiaries at the respective dates indicated and the results of their operations and their cash flows for the respective periods indicated, and have been prepared in accordance with generally accepted accounting principles ("GAAP"), except as otherwise expressly stated therein, as consistently applied throughout such periods. The other financial and statistical information and data included or incorporated by reference in the SEC Reports, historical and pro forma, are, in all material respects, accurate and prepared on a basis consistent with such financial statements and the books and records of the Company. Each of the Company and its Subsidiaries keeps books and records that fairly reflect its assets and maintains internal accounting controls which provide reasonable assurance that (i) transactions are executed in accordance with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles and to maintain accountability for the assets of the Company, (iii) access to the assets of the Company and each of its Subsidiaries is permitted only in accordance with management's authorization, and (iv) the recorded accountability for assets of the Company and each of its Subsidiaries is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

               (b) As of the Closing Date after giving effect to the transaction set forth herein, Twin's net worth will not be less than $100 million. Twin keeps books and records that fairly reflect its assets and maintains internal accounting controls which provide reasonable assurance that (1) transactions are executed in accordance with management's authorization, (2) transactions are recorded as necessary to permit preparation of Twin's unconsolidated financial statements in accordance with generally accepted accounting principles and to maintain accountability for the assets of Twin, (3) access to the assets of Twin is permitted only in accordance with management's authorization, and (4) the recorded accountability for assets of Twin is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any material differences.

         Section 3.7 LITIGATION. Except as disclosed in the SEC Reports, there is no action, suit or proceeding before or by any court or governmental agency or body pending against the Company or any of its Subsidiaries that is required to be disclosed in the SEC Reports, or which could reasonably be expected to have a Material Adverse Effect, or materially and adversely affect the performance of the Company's obligations pursuant to this Agreement and, to the best of the Company's knowledge, no such proceedings are contemplated or threatened. No action has been taken with respect to the Company or any Subsidiary, and no statute, rule or regulation or order has been enacted, adopted or issued by any governmental agency and no injunction, restraining order or other order of any court of competent jurisdiction has been issued with respect to the Company or any Subsidiary that prevents the issuance of the Shares, no action, suit or proceeding before any court or arbitrator or any Governmental Body, agency or official (domestic or foreign), is pending against or, to the knowledge of the Company, threatened against, the Company or any Subsidiary that, if adversely determined, could reasonably be expected to (a) interfere with or adversely affect the issuance of the Shares or (b) in any manner invalidate this Agreement.

         Section 3.8 INTELLECTUAL PROPERTY. The Company and the Subsidiaries own or possess the right to use all patents, trademarks, trademark registrations, service marks, service mark registrations, trade names, copyrights, licenses, inventions, trade secrets and rights described in the Annual Report as being owned by them or any of them or necessary for the conduct of their respective businesses, and the Company is not aware of any claim to the contrary or any challenge by any other person to the right of the Company and the Subsidiaries with respect to the foregoing.

         Section 3.9 PERMITS. The Company and each of its Subsidiaries has such Permits including, without limitation, under any Environmental Laws, issued by Governmental Authorities as are, in all material respects, necessary to own, lease and operate their respective properties and to conduct their respective businesses; the Company and each of its Subsidiaries has fulfilled and performed all of its material obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results or would result in any other material impairment of the rights of the holder of any such Permit; and, except as described in the Annual Report, such Permits contain no restrictions that are materially burdensome to the Company and its Subsidiaries considered as a whole.

         Section 3.10 NO ADVERSE CHANGE; ABSENCE OF LIABILITIES. Except as disclosed in the SEC Reports, subsequent to the respective dates as of which information is given in the Annual Report, (a) neither the Company nor any Subsidiary has incurred any liabilities or obligations, direct or contingent, that are material to the Company and the Subsidiaries, taken as a whole, nor entered into any transaction not in the ordinary course of business that is material to the Company and the Subsidiaries, taken as a whole, and is required to be disclosed on a balance sheet in accordance with GAAP, either when considered alone or together with all other such transactions, (b) there has been no decision or judgment in the nature of litigation adverse to the Company or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and (c) there has been no material adverse change in the financial condition or in the results of operations, business affairs or business prospects of the Company and the Subsidiaries, taken as a whole (any of the above, a "Material Adverse Change").

         Section 3.11 TAX RETURNS. All material tax returns required to be filed by the Company and the Subsidiaries in every jurisdiction have been filed, other than those filings being contested in good faith, and, except as disclosed in the Annual Report, all taxes, including withholding taxes, penalties and interest, assessments, fees and other charges due or claimed to be due from such entities have been paid.

         Section 3.12 PROPERTIES AND CONTRACTS. Except as otherwise set forth in the Annual Report or such as would not have a Material Adverse Effect, the Company and each Subsidiary has good and marketable title, free and clear of all Liens (except Liens for taxes not yet due and payable), to all property and assets described in the Annual Report as being owned by it. All leases to which the Company or any Subsidiary is a party are valid and binding and no default has occurred or is continuing thereunder, which might result in a Material Adverse Effect, and the Company and each Subsidiary enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessee with such exceptions as do not materially interfere with the use made by the Company or such Subsidiary.

         Section 3.13 ENVIRONMENTAL MATTERS. Except as would not, individually or in the aggregate, have a Material Adverse Effect (a) neither the Company nor any Subsidiary is in violation of any foreign, Federal, state or local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, or petroleum and petroleum products ("Materials of Environmental Concern"), or otherwise relating to the storage, disposal, transport or handling of Materials of Environmental Concern (collectively, "Environmental Laws"), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations; (b) neither the Company nor any Subsidiary has received any communication (written or oral), whether from a governmental authority or otherwise, alleging any such violation or noncompliance, and there are no circumstances, either past, present or that are reasonably foreseeable, that may lead to such violation in the future; (c) there is no pending or threatened claim, action, investigation or notice (written or oral) by any person or entity alleging potential liability for investigatory, cleanup, or governmental responses costs, or natural resources or property damages, or personal injuries, attorney's fees or penalties relating to (i) the presence, or release into the environment, of any Materials of

Environmental Concern at any location owned or operated by the Company or any Subsidiary, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law (collectively, "Environmental Claims"); and (d) there are no past or present actions, activities, circumstances, conditions, events or incidents, that could form the basis of any Environmental Claim against the Company or any Subsidiary or against any person or entity whose liability for any Environmental Claim the Company or any Subsidiary has retained or assumed either contractually or by operation of law.

         Section 3.14 LABOR MATTERS. Except as would not have a Material Adverse Effect, (a) neither the Company nor any Subsidiary is in material violation of any Federal, state or local law relating to discrimination in the hiring, promotion or pay of employees nor any applicable wage or hour laws nor any provisions of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations promulgated thereunder, (b) there is no unfair labor practice complaint pending against the Company or any Subsidiary or, to the best knowledge of the Company, threatened against any of them, before the National Labor Relations Board or any state or local labor relations board, and
(c) there is no labor dispute in which the Company or any Subsidiary is involved nor, to the best knowledge of the Company, is any labor dispute imminent, other than routine disciplinary and grievance matters.

         Section 3.15 INSURANCE. The Company and its Subsidiaries maintain what they believe to be reasonably adequate insurance coverage for those risks that the Company believes to be customarily insured against by companies in the same business.

         Section 3.16 NO INVESTMENT COMPANY. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 3.17 REGISTRATION RIGHTS; PUT RIGHTS. Except for the Shareholders Agreement and the Registration Rights Agreements between the Company and (i) Paul A. Bragg, (ii) Ackermans & van Haaran Group and Soletanche Group, and (iii) DWC Amethyst N.V., a true, correct and complete copy of each of which has been furnished to the Purchaser, no holder of any security of the Company has any right to require registration of shares of the Common Stock or any other security of the Company. Except as provided herein, Twin has not granted any Person the right to sell or put to Twin any capital stock of the Company or its Affiliates.

         Section 3.18 NO INTEGRATION. Neither the Company nor any of the Subsidiaries nor any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has directly, or through any agent,
(a) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any "security" (as defined in the Securities Act) which is or could be integrated with the sale of the Shares in a manner that would require the registration under the Securities Act of the Shares or (b) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Shares or in any manner involving a public offering within the meaning of
Section 4(2) of the Securities Act.

         Section 3.19 NO REGISTRATION. It is not necessary in connection with the offer, sale and delivery of the Shares to the Purchaser in the manner contemplated by this Agreement to register any of the Shares under the Securities Act or to register or qualify such offer, sale and delivery under any applicable state "blue sky" or securities laws, based on available non-public offering exemptions which are based, in part, on the representations of the Purchaser in Section 4.3.

         Section 3.20 BROKER'S OR FINDER'S COMMISSIONS. No broker's or finder's fees or commissions will be payable by the Company or any of its Subsidiaries in connection with the issuance and sale of the Shares or the Transactions.

         Section 3.21 USE OF PROCEEDS; MARGIN REGULATIONS. All proceeds from the issuance of Shares will be used by the Company only in accordance with the provisions of Section 5.1. No part of the proceeds from the issuance of Shares will be used by the Company to purchase or carry any margin stock" (within the meaning of the regulations referred to in the following sentence) or to extend credit to others for the purpose of purchasing or carrying any "margin stock." Neither the purchase of the Shares nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations of the Board of Governors of the Federal Reserve System regulating the use of margin credit.

         Section 3.22 NO ILLEGAL OR IMPROPER TRANSACTIONS. Neither the Company nor any Subsidiary has, nor has any director, officer or employee of the Company or any Subsidiary, directly or indirectly, used funds or other assets of the Company or any Subsidiary, or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign, (c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; (d) gifts, entertainment or other expenses that jeopardize the normal business relations between the Company or any Subsidiary and any of its customers; (e) the establishment or maintenance of a secret or unrecorded fund; or (f) participated in or co-operated with an international boycott as defined in Section 999 of the Internal Revenue Code of 1986; and there have been no knowingly false or fictitious entries made in the books or records of the Company or any Subsidiary.

         Section 3.23 COMPLETENESS OF INFORMATION; ABSENCE OF MISSTATEMENTS AND OMISSIONS. (a) The copies of written materials that the Company has delivered to or made available to the Purchaser constitute true, complete and correct copies of the originals thereof. The Company is not aware of any fact, matter or circumstance that has not been disclosed to the Purchaser that does or may render any such written materials untrue, inaccurate, or misleading in any material respect (other than information contained in any such written materials that updates or supplants portions of such written materials that were prepared as of an earlier date).

               (b) Neither the Prospectus as of the date thereof, the SEC Reports, the Incorporated Documents nor any amendment or supplement thereto as of the date thereof contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         Section 3.24 SOLVENCY. After giving effect to the grant of the Put Right and assuming the payment of the Put Amount thereof, (a) the fair value of the assets of Twin, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Twin will be greater than the amount that will be required to pay the probable liability in respect of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Twin will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Twin will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted.

                                   ARTICLE IV
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Sellers as follows:

         Section 4.1 AUTHORITY. The Purchaser has all requisite partnership power and authority to execute and deliver this Agreement and the Shareholders Agreement and to consummate the Transactions to be performed by the Purchaser. The execution and delivery of this Agreement and the Shareholders Agreement and the consummation of the Transactions to be performed by the Purchaser have been duly and validly authorized by all necessary action on the part of the General Partner of the Purchaser, and no other partnership or similar proceedings are necessary to authorize the execution and delivery of this Agreement and the Shareholders Agreement by the Purchaser or to consummate the Transactions to be performed by the Purchaser. This Agreement and the Shareholders Agreement have been duly and validly executed and delivered by the Purchaser and, assuming this Agreement and the Shareholders Agreement constitute valid and binding obligations of the Company, each of this Agreement and the Shareholders Agreement constitutes a valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (b) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         Section 4.2 CONSENTS AND APPROVAL; No Violation. Neither the execution and delivery of this Agreement and the Shareholders Agreement by the Purchaser, the consummation of the Transactions to be performed by the Purchaser, nor compliance by the Purchaser, with any of the provisions hereof will (a) conflict with or result in any breach of any provisions of the Agreement of Limited Partnership of the Purchaser, (b) require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made, (c) result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material indentures or loan or credit agreements and guaranties of any such obligations to which the Purchaser is a party or by which the Purchaser or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (d) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to such Purchaser or any of its assets.

         Section 4.3 SECURITIES LAWS. The Purchaser has such knowledge and experience in financial and business matters as enables it to evaluate the merits and risks of an investment in the Shares. The Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. The Purchaser is acquiring the Shares for its own account and not with the view to resale or redistribution thereof in violation of the Securities Act; provided however, that the Purchaser shall at all times retain full power and authority over the transfer of its properties and assets. The Purchaser acknowledges that it may not transfer the Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and that a legend to such effect shall be included on the certificate representing the Shares.

         Section 4.4. BROKER'S OR FINDER'S COMMISSIONS. No broker's or finder's fees or commissions will be payable by the Purchaser in connection with the issuance and sale of the Shares or the Transactions;

                                    ARTICLE V
                                    COVENANTS

         Section 5.1 USE OF PROCEEDS. The entire amount of the cash proceeds from the issuance of the Shares shall be (i) contributed to Twin to fund Twin's acquisition of all the shares of Servicios Especiales San Antonio S.A. from Perez Companc S.A. and Perez Companc International as contemplated by the letter of intent dated March 1,2000 between the Company and such parties, and (ii) used by the Company for general corporate purposes.

         Section 5.2 CORPORATE EXISTENCE. For so long as the Purchaser or any of the First Reserve Group Own Company Securities, the Company and Twin will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter and statutory) and franchises of the Company and each of the Subsidiaries; provided, however, that the Company or Twin shall not be required to preserve any such right or franchise if the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company, Twin and their Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Purchaser.

         Section 5.3 COMPLIANCE WITH LAWS. For so long as the Purchaser or any of the First Reserve Group Own Company Securities, the Company and Twin shall and shall cause each of their Subsidiaries to comply with all applicable federal, state and local laws, rules and regulations, including, without limitation, Environmental Laws, except where failure to comply will not have a Material Adverse Effect.

         Section 5.4 MAINTENANCE OF PROPERTIES AND PERMITS. For so long as the Purchaser or any of the First Reserve Group Own Company Securities, the Company and Twin will (a) cause all properties (except as to properties not operated by the Company, Twin or a Subsidiary, as to which the Company and Twin shall use their reasonable best efforts) owned by the Company, Twin or any of their Subsidiaries or used or held for use in the conduct of its respective business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, and (b) keep in full force and effect or obtain valid Permits and fulfill and perform all obligations with respect to such Permits as are necessary or advisable to the operation of the business of the Company, Twin and the Subsidiaries, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company or Twin from discontinuing the maintenance of any of such properties or Permits if such discontinuance is not disadvantageous in any material respect to the Purchaser and would not have a Material Adverse Effect.

         Section 5.5 ACCESS TO INFORMATION. Between the date hereof and the Closing Date, the Company and Twin will afford to the Purchaser and its authorized representatives full access to the plant, offices, warehouses, or other facilities and properties and to the books and records of the Company, Twin and its Subsidiaries, will permit the Purchaser and its representatives to make such reasonable inspections as they may require and will cause its officers and those of their Subsidiaries to furnish the Purchaser and its representatives with such financial and operating data, environmental assessment and other information with respect to the business, assets and properties of the Company, Twin and their Subsidiaries, as applicable, as the Purchaser and its representatives may from time to time request. No inspection or examination by the Purchaser or its representatives will constitute a waiver of any claim against the Company or Twin for misrepresentation or breach of this Agreement. The Purchaser shall hold strictly confidential all information obtained as a result of such access; provided, that the Purchaser shall not be obligated to hold confidential information which (a) was or becomes generally available to the public other than as a result of a disclosure by the Purchaser or its representatives, (b) was or becomes available to the Purchaser from a source other than the Company, Twin or their representatives, provided that such source is not bound by a confidentiality agreement with the Company, Twin or their Subsidiaries or otherwise prohibited from transmitting the information to the Purchaser, or (c) is required to be disclosed in order to comply with any applicable law, order, regulation or ruling or the rules of any national securities exchange.

         Section 5.6 SEC FILINGS. For so long as the Purchaser or any of the First Reserve Group Own Company Securities, the Company covenants and agrees that it will (a) maintain on a current basis the filing of all reports required to be filed by the Company pursuant to the Exchange Act and the rules and regulations thereunder and promptly deliver to the Purchaser copies of all such reports; (b) use its reasonable best efforts to achieve and maintain qualification for the use of Form S-3 (or any successor form) under the Securities Act; and (c) cooperate with the Purchaser whenever the Purchaser wishes to dispose of any securities of the Company owned by it or any of the First Reserve Group under Rule 144 and/or Rule 144A under the Securities Act, to the full extent feasible in order to consummate such disposition.

         Section 5.7 APPROPRIATE ACTION; CONSENTS; FILINGS. The Company, Twin and the Purchaser shall each use its reasonable best efforts promptly (a) to take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the Transactions as contemplated by this Agreement and the Shareholder Agreement in an expeditious manner, (b) to obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by the Company, Twin or the Purchaser, respectively, in connection with the authorization, execution, delivery and performance of this Agreement, the consummation of the Transactions contemplated hereby, and the Shareholder Agreement, (c) to make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Transactions, and the Shareholder Agreement and any other transactions contemplated hereby or thereby required under any applicable Law; provided that the Company, Twin and the Purchaser shall cooperate with each other in connection with the making of all such filings. The Company and Twin shall furnish all information reasonably requested by the Purchaser for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement, and the Shareholder Agreement.

         Section 5.8 CONDUCT OF BUSINESS PENDING CLOSING. During the period from the date of this Agreement and continuing until the Closing Date, the Company agrees that:

               (a) Except as provided in this Agreement and for borrowings under existing credit facilities, the Company shall, and shall cause each Subsidiary to, (i) carry on its business in the usual, regular and ordinary course in a manner consistent with its past practices and in compliance with all applicable laws, rules and regulations and (ii) preserve its business organization, maintain its rights and franchises, keep available the services of its officers and key employees and preserve the goodwill and its relationships with customers, suppliers and others having business dealings with them. The Company shall preserve, and shall cause each Subsidiary to preserve, in full force and effect all material leases, operating agreements, Permits, licenses, Contracts and other material agreements which relate to the business, properties or assets of the Company or such Subsidiary (other than those expiring by their terms) and perform all material obligations of the Company or such Subsidiary in or under any of such leases, agreements and Contracts relating to such assets.

               (b) The Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock,
(iii) purchase, redeem or otherwise acquire any shares of its capital stock, or
(iv) take any preliminary action with respect to the foregoing.

               (c) The Company shall not, and shall not permit any Subsidiary to, (i) issue, deliver, sell or authorize the issuance, delivery or sale of any shares of its capital stock of any class or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares or convertible or exchangeable securities (other than options to acquire Common Stock under existing employee benefit plans of the Company), or (ii) enter into any agreement or understanding or take any preliminary action with respect to the foregoing.

               (d) The Company shall not, and shall not permit any Subsidiary to, (i) amend its Articles of Incorporation or Bylaws, or similar organizational documents, or (ii) enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement.

         Section 5.9 NO IMPAIRMENT. The Company and Twin each will not, by amendment of its respective Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, dividend, debt incurrence or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company and the Twin, but will at all times in good faith assist in the carrying out of all the provisions herein and in taking of all such action as may be necessary or appropriate in order to protect the Put Right of the Purchaser against impairment.

         Section 5.10 RECOMMENDATION TO SHAREHOLDERS. In connection with the 1999 annual meeting of the shareholders of the Company occurring after the date hereof, the Board of Directors of the Company covenants to (i) submit for the approval of the shareholders of the Company resolutions approving the issuance and purchase of the Shares on the terms set forth herein; provided that the Company shall provide the Purchaser with a copy of such resolutions and related proxy materials for the Purchaser's review and comment at least 5 Business Days prior to submitting such resolutions to the shareholders; (ii) recommend that the shareholders of the Company vote in favor of such resolutions and (iii) use all reasonable endeavors to obtain the aforementioned approval.

         Section 5.11 NO SENIOR PUT RIGHTS. After the date hereof, the Company shall not grant, and the Company shall not permit any Subsidiary to grant, to any Person owning, directly or indirectly, any capital stock of the Company or any of its Subsidiaries, any put, redemption or similar rights that will require Twin to purchase from such Person any capital stock of the Company or any options or warrants exercisable into such capital stock (i) in preference to Purchaser's Put Right set forth in Section 2.3 or (ii) exercisable before the 30th day after the first anniversary of the date hereof. The Company shall notify the Purchaser upon any grant of any put right after the date hereof.



                                   ARTICLE VI
                             PURCHASER'S CONDITIONS

         The obligations of the Purchaser to effect the closing of the Shares on the Closing Date are subject to the satisfaction of the following conditions any one or more of which may be waived in writing by the Purchaser.

         Section 6.1 REPRESENTATIONS AND COVENANTS. The representations and warranties contained in Article III hereof, to the extent qualified by materiality shall be true and correct in all respects and to the extent not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date as if made, and shall be deemed to have been remade, on and as of the Closing Date. The Company shall have complied with all of its obligations contained herein the performance of which is required on or prior to the Closing Date. The Purchaser shall have received a certificate to the foregoing effect executed by an executive officer of the Company.

         Section 6.2 SHAREHOLDERS AGREEMENT. The Shareholders Agreement in the form of Exhibit A shall have been duly adopted by all requisite corporate action, executed and delivered by the Company and be in full force and effect.

         Section 6.3 COMPANY CAUSED MATERIAL ADVERSE CHANGE. Since December 31, 1999, there shall have occurred no event, act, or condition caused by or arising from an act or omission of the Company or any Subsidiary which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

         Section 6.4 REQUIRED CONSENTS, APPROVALS AND FILINGS. All consents, approvals and waivers necessary to the consummation of the purchase and sale of the Shares and the Transactions or as otherwise requested by the Purchaser (other than the approval of the shareholders of the Company described in Section 5.9) shall have been obtained.

         Section 6.5 NEW YORK STOCK EXCHANGE APPROVAL. All applications and related exhibits and other materials necessary for the approval of the listing and trading on the New York Stock Exchange of the Shares shall have been filed with and approved by the New York Stock Exchange.

         Section 6.6 PAYMENTS. The Company shall have paid to or on behalf of the Purchaser all amounts payable pursuant to Section 11.6.

         Section 6.7 OPINIONS OF COUNSEL. The Purchaser shall have received (i) an opinion of Baker Botts L.L.P. at the Closing, in the form attached hereto as Exhibit B, and (ii) an opinion of Sher Garner Cahill Richter Klein McAlister & Hilbert, L.L.C. at the Closing, in the form attached hereto as Exhibit C.

         Section 6.8 ADDITIONAL DOCUMENTS. The Purchaser shall have received such other certificates, instruments and documents from the Company and each Subsidiary as it may reasonably request pursuant to this Agreement.

                                   ARTICLE VII
                              COMPANY'S CONDITIONS

         The obligations of the Company to issue and sell the Shares subject to the satisfaction of the following conditions any one or more of which may be waived by the Company:

         Section 7.1 REPRESENTATIONS AND COVENANTS. The representations and warranties contained in Article IV hereof, to the extent qualified by materiality shall be true and correct in all respects and to the extent not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date as if made, and shall be deemed to be remade, on and as of the Closing Date. The Purchaser shall have complied with all of its obligations contained herein performance of which is required on or prior to the Closing Date. The Company shall have received a certificate to the foregoing effect executed by an officer of the General Partner of the Purchaser.

         Section 7.2 SHAREHOLDERS AGREEMENT. The Shareholders Agreement in the form of Exhibit A shall have been duly adopted by all requisite corporate action, executed and delivered by the Purchaser and be in full force and effect.

         Section 7.3 REQUIRED CONSENTS AND APPROVALS. All consents, approvals and waivers necessary to the consummation of the purchase and sale of the Shares and the Transactions (other than the approval of the shareholders of the Company described in Section 5.10) shall have been obtained.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.1 TERMINATION. The transactions contemplated hereby maybe abandoned at any time prior to the Closing, as follows;

               (a) by the mutual written consent of the Company, Twin and the Purchaser;

               (b) by the Company and Twin, on one hand, or the Purchaser, on the other hand, if there shall have been a breach by the other party of any of the covenants contained herein or if any representation or warranty made by any other party is untrue in any material respect, in either case in a manner not capable of being cured on or before March 31, 2000.

         Section 8.2 SURVIVAL; FAILURE TO CLOSE. All representations, warranties, indemnities, and covenants contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement and any investigation made at any time by or on behalf of Purchaser, except that any claim for a breach of a representation or warranty must be brought within the period set forth in Section 10.4. Notwithstanding anything herein to the contrary, in the event the funding by Purchaser of its investment has not occurred on or before March 31,2000, because one or more conditions set forth in Article VI or Article VII has not been satisfied, either party may terminate its obligations under this Agreement by written notice to, the other; provided, however, that the provisions of this Section 8.2 and Section
11.6 shall survive any such termination; provided further, however that no party may terminate this Agreement if such funding has failed to occur because such party (or any Affiliate thereof) willfully or negligently fails to perform or observe its material agreements and covenants hereunder.

                                   ARTICLE IX
                                OTHER PROVISIONS

         Section 9.1 BROKERAGE FEES AND COMMISSIONS. Each party agrees to pay, and to indemnify and hold harmless the other party from and against liability for, any compensation to any finder, broker, agent, financial advisor, or other intermediary (collectively, an "Intermediary") retained by such party, or any other Intermediary in connection with the transactions contemplated by this Agreement, and the fees and expenses of defending against such liability or alleged liability.

         Section 9.2 PUBLIC ANNOUNCEMENTS. The Company and the Purchaser (a) will consult with each other before issuing any press release or otherwise making any public statements with respect to the existence of this Agreement or the Transactions and (b) shall not issue any press release or make any public statement prior to such consultation, except in the case of clause (b) as may be required by law or by obligations pursuant to any listing agreements between the Company and The New York Stock Exchange.

                                    ARTICLE X
                                 INDEMNIFICATION

         Section 10.1 INDEMNIFICATION BY THE COMPANY. The Company shall in addition to any such rights which any Purchaser Indemnified Party (as defined herein) may have pursuant to statute, the Company's Articles of Incorporation or other organizational or constituent documents of the Company, or otherwise, indemnify and hold harmless the Purchaser (including its subsidiaries, Affiliates, designees and persons serving as officers, directors, partners, employees, representatives and agents, each a "Purchaser Indemnified Party") from and against any and all losses, claims, damages, taxes, fines, penalties, costs, expenses and liabilities, joint or several, including any investigation, legal and other expenses incurred in connection with the investigation, defense, settlement or appeal of, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted ("Losses" or "Loss"), to which they, or any of them, may suffer or incur which arise or result from the breach of any representation, warranty, covenant or agreement of the Company under this Agreement (except as limited by Section 10.4) or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding arising out of or resulting from a breach of such representations, warranties covenants or agreements.

         Section 10.2 INDEMNIFICATION BY THE PURCHASER. The Purchaser shall in addition to any such rights which any Company Indemnified Party (as defined herein) may have pursuant to statute, or otherwise, indemnify and hold harmless the Company (including its subsidiaries, Affiliates, designees and persons serving as officers, directors, partners, employees, representatives and agents, each a "Company Indemnified Party") from and against any and all Losses, to which they, or any of them, may suffer or incur which arise or result from the breach of any representation, warranty, covenant or agreement of the Purchaser under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding arising out of or resulting from a breach of such representations, warranties covenants or agreements.

         Section 10.3 INDEMNIFICATION PROCEDURES. Any Purchaser Indemnified Party or Company Indemnified Party that proposes to assert the right to be indemnified under this Article X (for purposes of this Section 10.3 such initiating Purchaser Indemnified Party or Company Indemnified Party shall be referred to as the "Indemnified Party") shall, promptly after receipt of notice of commencement of any claim or action against such Indemnified Party or upon the discovery by such Indemnifying Party of the Loss suffered by it, in either case in respect of which a claim is to be made against the other party hereto (the "Indemnifying Party") under Section 10.1 or Section 10.2, as the case may be, notify the Indemnifying Party of the commencement of such action or the occurrence of such Loss, enclosing a copy of all papers served or a brief description of the facts resulting in such Loss, but the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to any Indemnified Party under the foregoing provisions of this Article X unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party. The Indemnified Party shall have the right to retain its own counsel in any such action and all reasonable fees, disbursements and other charges incurred in the investigation, defense and/or settlement of such action shall be advanced and reimbursed by the Indemnifying Party promptly as they are incurred; provided, however, that the Indemnified Party shall agree to repay any expenses so advanced hereunder if it is ultimately determined by a court of competent jurisdiction that the Indemnified Party to whom such expenses are advanced is not entitled to be indemnified as a matter of law. So long as the Indemnified Party has reasonably concluded that no conflict of interest exists and that the Indemnifying Party is financially capable of fulfilling its obligations under this Article X, the Indemnifying Party may assume the defense of any action hereunder with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not settle any action or claim for which indemnification is sought under this Article X without the prior written consent of the Indemnified Party. In the event that the Indemnifying Party does not assume defense of any action, it shall nonetheless have the right to participate in (but not control) such action. The Indemnifying Party shall not be liable for any settlement of any action or claims effected without its written consent; provided that if such consent is withheld and such action or claims are subsequently settled or prosecuted for a greater amount, such Indemnifying Party shall be liable for the full amount of such losses, damages, liabilities and expenses (including without limitation any interest and penalties related thereto) without regard to any limitations on indemnification set forth in this Article X.

         Section 10.4 TERMINATION. The Company's and Twin's representations set forth in Sections 3.8, 3.9, 3.11, 3.12, 3.14, 3.15, 3.16, and 3.21 shall terminate at the Closing Date, and no claim for indemnification for any Loss for any breach thereof may be brought after the Closing Date. The Company's obligation to indemnify the Purchaser, and the Purchaser's obligation to indemnify the Company, in each case as set forth in this Section 10 shall terminate as to any Loss asserted after the close of business in Houston, Texas on the first anniversary of the Closing Date, other than any Loss suffered as a result of the breach of any representation of the Company contained in Sections 3.2, 3.3 and 3.23, which may be asserted indefinitely, or as a result of the agreement set forth in Section 11.6, which may be asserted indefinitely.

                                   ARTICLE XI
                                  MISCELLANEOUS

         Section 11.1 DISPUTE RESOLUTION. (a) Agreement to Arbitrate. If Purchaser and the Company are unable to resolve any controversy, dispute, claim or other matter in question arising out of, or relating to, this Agreement, the Shareholders Agreement, any provision hereof or thereof, the alleged breach hereof or thereof, or in any way relating to the subject matter of this Agreement, the Transactions or the relationship between the parties created by this Agreement, including questions concerning the scope and applicability of this Section 11.1, whether sounding in contract, tort or otherwise, at law or in equity, under State or federal law, whether provided by statute or common law, for damages or any other relief (any such controversy, dispute, claim or other matter in question, a "Dispute"), on or before the 30th day following the receipt by the Company or Purchaser of written notice of such Dispute from the other party(ies), which notice describes in reasonable detail the nature of the dispute and the facts and circumstances relating thereto, the Company or Purchaser may, by delivery of written notice to the other party(ies), require that a senior officer of the Company and of the General Partner of the Purchaser meet at a mutually agreeable time and place in an attempt to resolve such Dispute. Such meeting shall take place on or before the 15th day following the date of the notice requiring such meeting, and if the Dispute has not been resolved within 15 days following such meeting, the Company or Purchaser may cause such Dispute to be resolved by binding arbitration in Houston, Texas, by submitting such Dispute for arbitration within 30 days following the expiration of such 15-day period. This agreement to arbitrate shall be specifically enforceable against the parties.

                  (b) The Arbitration Shall be Governed by and Conducted Pursuant to the Federal Arbitration Act: It is the intention of the parties that the arbitration shall be governed by and conducted pursuant to the Federal Arbitration Act, as such Act is modified by this Section 11.1. If it is determined the Federal Arbitration Act is not applicable to this Agreement (e.g., this Agreement does not evidence a transaction involving interstate commerce), this agreement to arbitrate shall nevertheless be enforceable pursuant to applicable state law. While the arbitrators may refer to Commercial Arbitration Rules of the American Arbitration Association for guidance with respect to procedural matters, the arbitration proceeding shall not be administered by the American Arbitration Association but instead shall be self-administered by the parties until the arbitrators are selected and then the proceeding shall be administered by the arbitrators.

                  (c) Authority of the Arbitrators: The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this arbitration agreement, the receipt of evidence, and the like), shall be decided by the arbitrators.

                  (d) Choice of Law: The rules of arbitration of the Federal Arbitration Act, as modified by this Agreement, shall govern procedural aspects of the arbitration; to the extent the Federal Arbitration Act as modified by this Agreement does not address a procedural issue, the arbitrators may refer for guidance to the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitrators may refer for guidance to the Federal Rules of Civil Procedure, the Federal Rules of Civil Evidence, and the federal law with respect to the discovery process, applicable legal privileges, and admissible evidence. In deciding the substance of the parties' Dispute, the arbitrators shall refer to the substantive laws of the State of New York for guidance (excluding New York conflict-of-law rules or principles that might call for the application of the law of another jurisdiction). IT IS EXPRESSLY AGREED THAT NOTWITHSTANDING ANY OTHER PROVISION IN THIS SECTION 11.1 TO THE CONTRARY, THE ARBITRATORS SHALL HAVE ABSOLUTELY NO AUTHORITY TO AWARD CONSEQUENTIAL DAMAGES (SUCH AS LOSS OF PROFIT), TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER NEW YORK LAW, THE LAW OF ANY OTHER STATE, OR FEDERAL LAW, OR UNDER THE FEDERAL ARBITRATION ACT, OR UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators' fees and expenses) against either or both parties. However, each party shall bear its own attorneys fees and the arbitrators shall have no authority to award attorneys fees.

                  (e) Selection of Arbitrators. When a Dispute has been submitted for arbitration, within 30 days of such submission, the Company will choose an arbitrator and Purchaser will choose an arbitrator. The two arbitrators shall select a third arbitrator, failing agreement on which within ninety days of the original notice, Purchaser and the Company (or either of them) shall apply to any United States District Judge for the Southern District of Texas, who shall appoint the third arbitrator. While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator. Minimal or trivial past or present relationships between the neutral arbitrator and the party selecting such arbitrator or any of the other arbitrators, or the failure to disclose such minimal or trivial past or present relationships, will not by themselves constitute evident partiality or otherwise disqualify any arbitrator. Upon selection of the third arbitrator, each of the three arbitrators shall agree in writing to abide faithfully by the terms of this agreement to arbitrate. The three arbitrators shall make all of their decisions by majority vote. If one of the party-appointed arbitrators refuses to participate in the proceedings or refuses to vote, the decision of the other two arbitrators shall be binding. If an arbitrator dies or becomes physically incapacitated and is unable to fulfill his or her duties as an arbitrator, the arbitration proceeding shall continue with a substitute arbitrator selected as follows: if the incapacitated arbitrator is a party-appointed arbitrator, the party shall promptly select a new arbitrator, and if the incapacitated arbitrator is the neutral arbitrator, the two-party appointed arbitrators shall select a substitute neutral arbitrator, failing agreement on which Purchaser and the Company (or either of them) shall apply to any United States District Judge for the Southern District of Texas, who shall appoint the substitute neutral arbitrator.

                  (f) Final Hearing and Arbitrators' Award: The final hearing shall be conducted within 120 days of the selection of the third arbitrator. The final hearing shall not exceed ten working days, with each party to be granted one-half of the allocated time to present its case to the arbitrators. There shall be a transcript of the hearing before the arbitrators. The arbitrators shall render their ultimate decision within twenty days of the completion of the final hearing completely resolving all of the disputes between the parties that are the subject of the arbitration proceeding. The arbitrators' ultimate decision after final hearing shall be in writing, but shall be as brief as possible, and the arbitrators shall assign their reasons for their ultimate decision. In the case the arbitrators award any monetary damages in favor of either party, the arbitrators shall certify in their award that they have not included any treble, exemplary or punitive damages.

                  (g) Finality of the Arbitrators' Award: The arbitrators' award shall, as between the parties to this Agreement and those in privity with them, be final and entitled to all of the protections and benefits of a final judgment, e.g., res judicata (claim preclusion) and collateral estoppel (issue preclusion), as to all Disputes, including compulsory counterclaims, that were or could have been presented to the arbitrators. The arbitrators' award shall not be reviewable by or appealable to any court, except to the extent permitted by the Federal Arbitration Act.

                  (h) Use of the Courts to Assist in the Enforcement of the Arbitrators' Decisions and the Arbitrators' Award: It is the intent of the parties that the arbitration proceeding shall be conducted expeditiously, without initial recourse to the courts and without interlocutory appeals of the arbitrators' decisions to the courts. However, if a party refuses to honor its obligations under this agreement to arbitrate, the other party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the parties; the order compelling arbitration shall require that the arbitration proceedings take place in Houston, Texas, as specified above. The parties may apply to any court for orders requiring witnesses to obey subpoenas issued by the arbitrators. Moreover, any and all of the arbitrators' orders and decisions may be enforced if necessary by any court. The arbitrators' award may be confirmed in, and judgment upon the award entered by, any federal or State court having jurisdiction over the parties.

                 (i) Confidentiality: To the fullest extent permitted by law, this arbitration proceeding and the arbitrators award shall be maintained in confidence by the parties. However, a violation of this covenant shall not affect the enforceability of this arbitration agreement or of the arbitrators' award.

                 (j) The Parties' Obligations under this Arbitration Provision are Enforceable Even if the Agreement has Terminated or is Breached;
Severability: A party's breach of this Agreement shall not affect this agreement to arbitrate. Moreover, the parties' obligations under this arbitration provision are enforceable even after this Agreement has terminated. The invalidity or unenforceability of any provision of this arbitration agreement shall not affect the validity or enforceability of the parties' obligation to submit their disputes to binding arbitration or the other provisions of this agreement to arbitrate.

         Section 11.2 ENTIRE AGREEMENT. This Agreement and the Shareholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

         Section 11.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

         If to the Company or Twin:

                 Pride International, Inc.
                 5847 San Felipe, Suite 3300
                 Houston, Texas 77057
                 Fax:     713-789-1430
                 Attn:    Mr. Paul A. Bragg
                          President and Chief Executive Officer

                 With a copy to:
                 Baker Botts L.L.P.
                 910 Louisiana
                 Houston, Texas 77002
                 Fax:     713-229-1522
                 Attn:    L. P. Thomas, Esq.

         If to the Purchaser:

                 First Reserve Fund VIII, L.P.
                 do First Reserve Corp.
                 1801 California Street
                 Denver, Colorado 80202
                 Fax:     303-382-1275
                 Attn:    Thomas Denison, Esq.

                 With a copy to:

                 Vinson & Elkins L.L.P.
                 1001 Fannin Street, 23rd Floor
                 Houston, Texas 77002-6760
                 Fax:     713-615-5605
                 Attn:    Bruce C. Herzog, Esq.

         Section 11.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws in the State of New York applicable to agreements made and wholly performed in the State of New York.

         Section 11.5 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement unless the consummation of the Transactions contemplated hereby is materially and adversely affected thereby.

         Section 11.6 EXPENSES. Except as otherwise provided herein or in the Shareholders Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with transactions contemplated hereby, including fees and expenses of its representatives, provided, however, that the Company shall pay all filing fees associated with all filings, applications, notifications or requests for consent, approval or permission that may be required by statute regulation or judicial decrees in connection with the Transactions and shall also pay all of the Purchaser' legal fees, professional fees and other transaction costs (collectively, the "Costs") incurred in connection with the evaluation, preparation and negotiation of the Transactions contemplated hereby.

         Section 11.7 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

         Section 11.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

         Section 11.9 ASSIGNMENT. Except as provided in this Section 11.9, neither of the Purchaser nor the Company may assign its rights or obligations hereunder; provided, however; that (i) the Purchaser may assign its rights to acquire the Shares to another member of the First Reserve Group, provided that such assignment shall not relieve the Purchaser of its obligations hereunder; and (ii) the Company may assign its obligations to deliver the Shares and its rights to receive the Purchase Price therefor to a wholly owned subsidiary of the Company, provided that such assignment shall not relieve the Company of its obligations hereunder, and provided further that the Company shall deliver to the Purchaser such opinions of counsel with respect to such assignment as the Purchaser may reasonably request.

         Section 11.10 AMENDMENTS; WAIVERS. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company or Purchaser therefrom, shall in any event be effective unless the same shall be in writing and signed by each Purchaser and the Company in the case of amendments, and each Purchaser or the Company, as the case may be, in the case of waivers.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first set above.

                            PRIDE INTERNATIONAL, INC.


                            By:
                            Name:
                            Title:


                            TWIN OAKS FINANCIAL LTD.

                            By:
                            Name:
                            Title:



                            FIRST RESERVE FUND VIII, L.P.

                            By:     First Reserve Fund GP VIII, L.P.
                                    its General Partner

                            By:     First Reserve Corporation
                                    its General Partner

                                    By:
                                    Name:
                                    Title:

                                    EXHIBIT A
                FIRST AMENDED AND RESTATED SHAREHOLDERS AGREEMENT